Exhibit 99.2
FOR IMMEDIATE RELEASE    Ref: 20-23
Contact:    Brendan Maiorana
      Executive Vice President, Finance
      brendan.maiorana@highwoods.com
      919-872-4924

Highwoods Announces Increase to Tender Cap for Outstanding 3.20% Notes due 2021 to $150,000,000
______________________

RALEIGH, NC - July 30, 2020 - Highwoods Properties, Inc. (NYSE:HIW) (the “Company”) announced today that Highwoods Realty Limited Partnership, the operating partnership through which the Company conducts its operations (the “Operating Partnership”), has increased the principal amount of its outstanding 3.20% Notes due 2021 (CUSIP 431282 AN2) (the “Notes”) that it can purchase under its previously announced tender offer (the “Offer”) from $100,000,000 to $150,000,000 (as amended by this press release, the “Tender Cap”), subject to the conditions set forth in the offer to purchase, dated July 30, 2020 (as amended or supplemented from time to time, the “Offer to Purchase”). Except as stated herein, all other terms and conditions of the Offer, as described in the Offer to Purchase, remain the same.

Information Related to the Offer
The Offer to Purchase is being distributed to holders beginning today. Wells Fargo Securities, LLC is serving as the dealer manager for the Offer. Investors with questions regarding the Offer may contact Wells Fargo Securities, LLC at (704) 410-4759 (collect) or (866) 309-6316 (toll-free) or liabilitymanagement@wellsfargo.com.
None of the Company or its board of directors, the Operating Partnership, the dealer manager, the tender and information agent or the trustee with respect to the Notes is making any recommendation as to whether holders should tender any Notes in response to the Offer, and neither the Operating Partnership nor any such other person has authorized any person to make any such recommendation. Holders must make their own decision as to whether to tender any of their Notes, and, if so, the principal amount of Notes to tender.
This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Notes and the Offer does not constitute an offer to buy or the solicitation of an offer to sell the Notes in any jurisdiction or in any circumstances in which such offer or solicitation are unlawful. The full details of the Offer, including complete instructions on how to tender the Notes, are included in the Offer to Purchase. Holders are strongly encouraged to carefully read the Offer to Purchase, including materials incorporated by reference therein, because they will contain important information. The Offer to Purchase may be obtained from D.F. King & Co., Inc., free of charge, by calling (212) 269-5550 (collect, for banks and brokers) or (800) 628-8532 (toll-free, for all others), or by email to hiw@dfking.com.

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About Highwoods
Highwoods Properties, Inc., headquartered in Raleigh, is a publicly-traded (NYSE:HIW) real estate investment trust (“REIT”) and a member of the S&P MidCap 400 Index. The Company is a fully-integrated office REIT that owns, develops, acquires, leases and manages properties primarily in the best business districts (BBDs) of Atlanta, Charlotte, Nashville, Orlando, Pittsburgh, Raleigh, Richmond and Tampa.  For more information about Highwoods, please visit our website at www.highwoods.com.
Forward-Looking Statements
Some of the information in this press release may contain forward-looking statements. Such statements include, in particular, statements about our plans, strategies and prospects such as the following: the Company’s ability to complete the Offer and reduce its outstanding debt within expected time-frames or at all, and other risks and uncertainties described in the Offer to Purchase. You can identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that our plans, intentions or expectations will be achieved.
When considering such forward-looking statements, you should keep in mind important factors that could cause our actual results to differ materially from those contained in any forward-looking statement. Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the potential adverse effect of the COVID-19 pandemic, and federal, state, and/or local regulatory guidelines and private business actions to control it, on our financial condition, operating results and cash flows, our customers, the real estate market in which we operate, the global economy and the financial markets. The extent to which the COVID-19 pandemic impacts us and our customers will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic and the resulting economic recession and potential changes in customer behavior, among others.
Additional factors, many of which may be influenced by the COVID-19 pandemic, that could cause actual outcomes or results to differ materially from those indicated in these statements include: the financial condition of our customers could deteriorate or further worsen; our assumptions regarding potential losses related to customer financial difficulties due to the COVID-19 pandemic could prove incorrect; counterparties under our debt instruments, particularly our revolving credit facility, may attempt to avoid their obligations thereunder, which, if successful, would reduce our available liquidity; we may not be able to lease or re-lease second generation space, defined as previously occupied space that becomes available for lease, quickly or on as favorable terms as old leases; we may not be able to lease newly constructed buildings as quickly or on as favorable terms as originally anticipated; we may not be able to complete development, acquisition, reinvestment, disposition or joint venture projects as quickly or on as favorable terms as anticipated; development activity in our existing markets could result in an excessive supply relative to customer demand; our markets may suffer declines in economic and/or office employment growth; unanticipated increases in interest rates could increase our debt service costs; unanticipated increases in operating expenses could negatively impact our operating results; we may not be able to meet our liquidity requirements or obtain capital on favorable terms to fund our working capital needs and growth initiatives or repay or refinance outstanding debt upon maturity; and the Company could lose key executive officers.

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This list of risks and uncertainties, however, is not intended to be exhaustive. You should also review the other cautionary statements we make in “Business - Risk Factors” set forth in our 2019 Annual Report on Form 10-K and “Risk Factors” in our second quarter 2020 Quarterly Report on Form 10-Q, and subsequent filings with the Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on forward-looking statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements to reflect any future events or circumstances or to reflect the occurrence of unanticipated events.